                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Harleysville Group Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:


     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:


     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:


     -------------------------------------------------------------------------
     (5) Total fee paid:


     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:


     -------------------------------------------------------------------------
     (3) Filing Party:


     -------------------------------------------------------------------------
     (4) Date Filed:


     -------------------------------------------------------------------------

                                                              Walter R.
                                                              Bateman
Harleysville Group Inc. Logo
                                                              Chairman of the
                                                              Board,
                                                              President & CEO
                                                              355 Maple Ave.
                                                              Harleysville, PA
                                                              19438-2297

                                            March 23, 1999

Dear Harleysville Group Inc. Stockholder:

      You are cordially invited to attend the Annual Meeting of the Stockholders of Harleysville Group Inc. at the Company's headquarters, 355 Maple Avenue, Harleysville, Pennsylvania on Wednesday, April 28, 1999, at 10:00 A.M.

      At the meeting, stockholders will vote on two items of business. Those items and the vote the Board of Directors recommends are:

                         Item                  Recommended Vote
                         ----                  ----------------
     1.  election of two directors, and              FOR
     2.  approval of Year 2000 Directors'
         Stock Option Program                        FOR

      We will also review Harleysville Group Inc.'s 1998 performance and will be pleased to answer your questions about the Company. Enclosed with this proxy statement are your proxy card and the 1998 Annual Report.

      We look forward to seeing you on April 28, 1999. Whether or not you plan to attend the meeting in person, it is important that you complete and return the enclosed proxy card in the envelope provided in order that your shares can be voted at the meeting as you have instructed.

                                           Sincerely,

                                           /s/ Walter R. Bateman

                                           Walter R. Bateman

                                                              Roger A. Brown
Harleysville Group Inc. Logo                                  Secretary
                                                              355 Maple Ave.
                                                              Harleysville, PA
                                                              19438-2297

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 28, 1999

To the Stockholders of
 HARLEYSVILLE GROUP INC.

      The Annual Meeting of Stockholders of HARLEYSVILLE GROUP INC. will be held at 10:00 A.M., Wednesday, April 28, 1999 at its headquarters at 355 Maple Avenue, Harleysville, Pennsylvania 19438, for the following purposes:

      1.    To elect two Class C directors;
      2.    To approve the Year 2000 Directors' Stock Option Program; and
      3.    To transact such other business as may properly be presented.

      Your Board recommends a vote in favor of the nominated directors and in favor of approval of the Year 2000 Directors' Stock Option Program.

      The Board of Directors has fixed the close of business on March 5, 1999 as the record date for determining the stockholders entitled to vote at the Annual Meeting.

      For further information on the individuals nominated as directors and on the Year 2000 Directors' Stock Option Program, please read the proxy statement that follows.

      This notice, the proxy statement, the proxy card and the 1998 Annual Report to Stockholders are being distributed to stockholders on or about March 23, 1999.

                                            By Order of the Board of
                                             Directors,

                                            /s/ Roger A. Brown
                                            Roger A. Brown
                                            Secretary

March 23, 1999
Harleysville, Pennsylvania

                               Table of Contents

ANNUAL MEETING OF STOCKHOLDERS                                        1
  Purpose of Proxy Statement                                          1
  Matters to be Voted Upon                                            1
  Voting Procedures                                                   1
  Other Information                                                   3

BOARD OF DIRECTORS                                                    3
  Corporate Governance Practices                                      3

  Item 1. Election Of Directors                                       5
  Biographies of Directors and Nominees                               6
  Board and Committee Meetings                                        8
  Compensation of Directors                                           9
  Stock Acquisition Programs                                         10

  Item 2. Approval Of The Year 2000 Directors' Stock Option Program  12
  Operation Of The Program                                           12
  Federal Income Tax Consequences                                    14
  Estimated Benefits                                                 14
  Vote Required                                                      15

OWNERSHIP OF COMMON STOCK                                            15
  Table I - 5% Stockholders                                          15
  Table II - Beneficial Ownership of Directors & Executive Officers  16

REPORT OF COMPENSATION AND PERSONNEL DEVELOPMENT COMMITTEE           17
  Compensation Philosophy                                            17
  Compensation Methodology                                           17
  Chief Executive Officer Compensation                               20
  Internal Revenue Code Impact                                       22

STOCK PERFORMANCE CHARTS                                             23

SUMMARY COMPENSATION TABLE                                           25

OPTION GRANTS IN 1998                                                27

OPTION EXERCISES & YEAR-END VALUES                                   28

LONG-TERM INCENTIVE PLAN                                             29

PENSION PLANS                                                        30

TRANSACTIONS WITH HARLEYSVILLE MUTUAL                                32

SECTION 16 REPORTING COMPLIANCE                                      33

                         ANNUAL MEETING OF STOCKHOLDERS

Purpose of Proxy Statement

      The Board of Directors of Harleysville Group is soliciting your proxy for voting at the Annual Meeting of Stockholders to be held April 28, 1999 at the headquarters of the Company. This proxy statement has been mailed to stockholders on March 23, 1999.

Matters to be Voted Upon

      At the Annual Meeting, stockholders will vote on the election of two directors, Walter R. Bateman and William E. Strasburg, and on the approval of the Year 2000 Directors' Stock Option Program.

      The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. If other matters are properly presented at the meeting, your signed and dated proxy card authorizes Roger A. Brown, Bruce
J. Magee and Dennis M. Hyland to vote your shares in accordance with their best judgment.

Voting Procedures

Who May Vote

      Stockholders as of the close of business on March 5, 1999 (the Record
Date) are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

How to Vote

      Stockholders may vote
    .  In person
    .  By mail by completing and returning the proxy card

Vote Needed for Election of Directors and Approval of the Year 2000 Directors' Stock Option Program

      The two nominees for directors receiving the highest number of votes will be elected. The Year 2000 Directors' Stock Option Program will be approved if it receives affirmative votes representing a simple majority of all shares present and entitled to vote. As of the Record Date, Harleysville Mutual Insurance Company owned 15,609,386 shares (or approximately 53.5%) of Harleysville Group's outstanding stock. Harleysville Mutual has advised Harleysville Group that it will vote in favor of the election of the nominated directors and for approval of the Year 2000 Directors' Stock Option Program. As a result, the nominated directors will be elected and the Year 2000 Directors' Stock Option Program will be approved regardless of the votes of the other stockholders.

Quorum to Transact Business

      A quorum for the transaction of business at the Annual Meeting consists of the majority of the issued and outstanding shares of the Company's common stock, present in person or represented by proxy. As of the Record Date, 29,261,311 shares of Harleysville Group's common stock were issued and outstanding. If you attend in person and indicate your presence, or mail in a properly signed and dated proxy card, you will be part of the quorum.

Voting of Shares via Proxy

      If you have submitted a properly executed proxy by mail and are part of the quorum, your shares will be voted as you indicate. However, if you sign, date and mail in your proxy card without indicating how it should be voted on the election of the directors or approval of the Year 2000 Directors' Stock Option Program, your shares will be voted in favor of the election of the two nominated directors and for approval of the Program. If you sign, date and mail your proxy card and withhold voting for any or all of the nominated directors (as explained on the proxy card), your vote will be recorded as being withheld but it will have no effect on the outcome of the election. If you sign, date and mail your proxy card and mark it "abstain" regarding approval of the Year 2000 Directors' Stock Option Program, your shares will not be voted but such action will have the effect of a vote against approval. A broker non-vote will also have the effect of a vote against the approval of the Year 2000 Directors' Stock Option Program. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because the broker does not have authority to do so.

Revocation of Proxy

      If you later decide to revoke or change your proxy, you may do so by: (1) sending a written statement to that effect to the Secretary of the Company; or
(2) submitting a properly signed proxy with a later date; or (3) voting in person at the Annual Meeting.

Substantial Owners of Stock

      In addition to Harleysville Mutual, other stockholders that own 5% or more of Harleysville Group common stock are Capital Guardian Trust Company and its affiliate Capital International, Inc. which together beneficially own 5.0% of Harleysville Group common stock. Please see the chart on page 15 for more details.

Duplicate Proxy Statements and Cards

      You may receive more than one proxy statement, proxy card or Annual Report. This duplication will occur if title to your shares is registered differently or your shares are in more than one type of account maintained by ChaseMellon Shareholder Services, the Company's transfer agent. To have all your shares voted, please sign and return all proxy cards. If you wish to have your accounts registered in the same name(s) and address, please call ChaseMellon Shareholders Services at 1-800-851-9677, or contact ChaseMellon through its website: www.chasemellon.com.

Confidential Voting Policy

      Harleysville Group maintains a policy of keeping stockholder votes confidential.

Other Information

Stockholder Proposals

      An eligible stockholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2000 Annual Meeting of Stockholders must notify the Secretary of the Company. The proposal must be received at the Company's offices no later than November 18, 1999. A stockholder must have been a registered or beneficial owner of at least 1% of the Company's outstanding common stock or stock with a market value of $2,000 for at least one year prior to submitting the proposal, and the stockholder must continue to own such stock through the date on which the meeting is held. A stockholder who has not timely submitted a proposal for inclusion in the proxy statement and who plans to present a proposal at the 2000 Annual Meeting of Stockholders must provide notice of the matter to the Secretary of the Company by February 2, 2000, or the persons authorized under management proxies will have discretionary authority to vote and act according to their best judgment on said matter.

Expenses of Solicitation

      Harleysville Group pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone or by other electronic means by Harleysville Group officers and employees without additional compensation. Harleysville Group pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

Independent Public Accountants

      Representatives of KPMG Peat Marwick, LLP, the independent public accountants that audited Harleysville Group's 1998 financial statements, will attend the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and will respond to any appropriate questions presented by stockholders.

                               BOARD OF DIRECTORS

Corporate Governance Practices

      In order to promote the highest standards of management for the benefit of stockholders, the Board of Directors of Harleysville Group Inc. follows certain governance practices regarding how the Board conducts its business and fulfills its duties. These practices are:

Board Size and Composition

      The Board presently consists of 7 directors comprised of 6 non-employee directors and one employee director. The Board believes that the Board should consist of at least 7 directors and that, because some members of the Board are also members of the Board of Harleysville Mutual, the total of the two Boards should be no more than 12. The Board further believes that of the maximum total board membership of 12, no more than 3 should be employee directors.

Qualifications of Directors

      The Board is responsible for identifying candidates to be directors. The Nominating Committee, with input from the Chairman and the Chief Executive Officer, screens director candidates. In overseeing candidates for election, the Committee, and subsequently the Board, looks for those with the skills, time and motivation to serve as a director. The Committee seeks individuals with integrity, mature and independent judgment, analytical ability, objective and sound business judgment, familiarity with issues important to the Company, absence of conflicts of interest, ability to work with others and social consciousness, among other characteristics. There are currently no relationships between a non-employee director and Harleysville Group or any other entity that would be construed as compromising the independence of any director.

Director Retirement

      It is Board policy that an employee director should resign as a director upon resignation or retirement from employment with Harleysville Group, unless the Nominating Committee requests the individual to remain as a director. Each director, pursuant to the by-laws of the Company, must retire from the Board at the next annual meeting following his or her 72nd birthday.

Stock Ownership

      Each director is expected to have a significant investment in the Company's common stock. To assist in this goal, the Company, with stockholder approval, grants stock options to directors, as well as offers a stock purchase plan. (See pages 10 and 11 for details).

Leadership

      The Board retains the right to exercise the judgment to combine or separate the offices of the Chairman of the Board and the Chief Executive Officer. Currently, the Chairman of the Board is also the Chief Executive Officer.

Performance Evaluations

      Each year the non-employee directors of the Company meet to review the Chief Executive Officer's performance. Each such director prepares a written evaluation of the Chief Executive Officer's performance which is submitted to the Chairman of the Compensation and Personnel Development Committee who compiles a report of the views of the non-employee directors. The non-employee directors then meet privately to discuss the Chief Executive Officer's performance and to agree on the content of the appraisal which the members of the Compensation and Personnel Development Committee later review with the Chief Executive Officer.

      In addition, each year the Nominating Committee will conduct an assessment of the Board's effectiveness and make a report on that subject to the Board, along with any recommendations to modify the Company's Corporate Governance Practices.

Director Compensation

      Annually, Harleysville Group's management presents a report to the Compensation and Personnel Development Committee that compares the compensation of Harleysville Group's Board to compensation of directors at peer companies, which are benchmarks for the Company's financial performance.

Board Agendas and Meetings

      The Chairman and Chief Executive Officer establishes the agendas for Board meetings but each director is free to suggest items for the agenda, and each director is free to raise subjects at any Board meeting that are not on the agenda for that meeting. The Executive Committee of the Board reviews and approves Harleysville Group's yearly operating plan and specific financial goals at the start of each year, and the Board monitors performance throughout the year. The Board also reviews long-range strategic issues at regular Board meetings as well as at periodic meetings devoted solely to strategic issues.

Executive Sessions of Outside Directors

      The non-employee directors meet privately in executive sessions to review the performance of the Chief Executive Officer and to review recommendations of the Compensation and Personnel Development Committee concerning compensation for the employee directors.

Item 1. Election Of Directors

      Harleysville Group's Board of Directors currently consists of 7 directors. Each director is elected for a three-year term, except that if a nominee will attain the age of 72 within the next two years following such nominee's election, such nominee will be nominated for a term of one or two years, as the case may be, to expire on the first Annual Meeting date following the nominee's reaching age 72. The Board of Directors is divided into three classes. The current three-year terms of Class A, B and C directors expire in the years 2001, 2000 and 1999, respectively.

      Two Class C directors are to be elected at the 1999 Annual Meeting. The nominees are:

      Class C

Name                       Age           Director Since           Year Term Will Expire
----                       ---           --------------           ---------------------
                                                                       if Elected
                                                                       ----------
Walter R. Bateman           51                1992                        2002
William E. Strasburg        71                1986                        2000

Your Board of Directors recommends a vote "FOR" the Nominated Directors.

If a nominee is unavailable for election, stockholders will vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting.

      Directors continuing in office are:

      Class A

Name                 Age Director Since Year Term Will Expire
----                 --- -------------- ---------------------
Lowell R. Beck        64      1996              2001
Robert D. Buzzell     65      1992              2001
Joseph E. McMenamin   67      1999              2001

      Class B

Name               Age Director Since Year Term Will Expire
----               --- -------------- ---------------------
Michael L. Browne   52      1986              2000
Frank E. Reed       64      1986              2000

Biographies of Directors and Nominees

      Mr. Bateman, who was elected Chairman of the Board of both Harleysville Group and Harleysville Mutual in August 1998, has served as a director of Harleysville Group and Harleysville Mutual since November 1992 when he was also elected President and Chief Operating Officer of both companies. Mr. Bateman was elected President and Chief Executive Officer of Harleysville Group and Harleysville Mutual, effective January 1, 1994. From July 1988 to July 1991, Mr. Bateman was in charge of field operations for Harleysville Group and Harleysville Mutual. He was Executive Vice President of both companies and responsible for all insurance operations from July 1991 to November 1992.

      Mr. Strasburg became a director of Harleysville Group in February 1986. Mr. Strasburg is also a director of Harleysville Mutual, a position he has held since 1975. In 1989, Mr. Strasburg became Publisher Emeritus of Montgomery Publishing

Company, a newspaper publishing firm located in Fort Washington, Pennsylvania. In 1991, Mr. Strasburg retired as Vice President of Independent Publications, Inc., and retired as a member of its Board of Directors in December 1994.

      Mr. Beck was elected a director of Harleysville Group in August 1996. From 1982 until his retirement in 1996, Mr. Beck was President of the National Association of Independent Insurers, an insurance industry trade group headquartered in Des Plaines, Illinois. Prior to 1982 he served in various executive capacities with the American Bar Association in Chicago, Illinois.

      Dr. Buzzell was elected a director of Harleysville Group and Harleysville Mutual in April 1992. Dr. Buzzell is currently Distinguished Visiting Professor of Marketing at Georgetown University. He is also Distinguished Professor of Marketing, George Mason University, School of Business Administration, Fairfax, Virginia commencing that position in September 1993. Prior to that position, he was Sebastian S. Kresge Professor of Business Administration at Harvard University, Graduate School of Business Administration. Dr. Buzzell currently serves on the Board of Directors of VF Corporation.

      Mr. McMenamin became a director of Harleysville Group and Harleysville Mutual in January 1999. Mr. McMenamin was President and Chief Operating Officer of the Keystone Insurance Companies, Philadelphia, Pennsylvania from 1983 until he retired in 1996. He served as a Board member of the Keystone Insurance Companies until December 1998 when he joined the Harleysville boards.

      Mr. Browne was elected a director of Harleysville Group in February 1986. From 1980 to 1983, Mr. Browne was the Insurance Commissioner of the Commonwealth of Pennsylvania. In 1983, Mr. Browne joined the law firm of Reed, Smith, Shaw & McClay in Philadelphia, Pennsylvania, as a partner. He became managing partner in January 1993.

      Mr. Reed was elected a director of Harleysville Group in February 1986 and has been a director of Harleysville Mutual since 1985. From 1984 to March 1990, Mr. Reed served as President and Chief Operating Officer of First Pennsylvania Corporation and First Pennsylvania Bank, Philadelphia, Pennsylvania. Beginning in March 1990, as a result of a merger between First Pennsylvania Corporation and CoreStates Financial Corp., Mr. Reed became President and Chief Executive Officer of CoreStates Philadelphia National Bank. Mr. Reed retired from that position in March 1995. Mr. Reed was Chairman of the Board and a director of 360(degrees) Communications Company until its merger in July 1998 with Alltel Corporation, of which he is now a director.

Board and Committee Meetings

     The Board met six times in 1998. A description of the Committees follows the table of members and meetings.

                    1998 BOARD COMMITTEE MEMBERS & MEETINGS


  Name                  Audit Compensation Coordinating Executive Finance Nominating
                                   &
                               Personnel
                              Development
------------------------------------------------------------------------------------
  Walter R. Bateman                                          X*       X*
------------------------------------------------------------------------------------
  Lowell R. Beck           X                     X                             X
------------------------------------------------------------------------------------
  Michael L. Browne        X        X            X           X        X
------------------------------------------------------------------------------------
  Robert D. Buzzell                 X                                          X*
------------------------------------------------------------------------------------
  Frank E. Reed                                  X*          X        X
------------------------------------------------------------------------------------
  William E. Strasburg              X*                       X
------------------------------------------------------------------------------------
  Number of
  Meetings in 1998         3        5            1           7        8        5

 *Denotes Chairperson of the Committee; the Audit Committee Chair was vacant as of December 31, 1998.

     The Audit Committee reviews the performance and independence of Harleysville Group's independent accounting firm, makes an annual recommendation to the Board of Directors with respect to the appointment of such accounting firm, approves the general nature of the services to be performed by such accounting firm and solicits and reviews the accounting firm's recommendations. The Audit Committee also consults with Harleysville Group's internal audit department and periodically reviews the relationships among that department, Harleysville Group's management and Harleysville Group's independent accountants.

     The Compensation and Personnel Development Committee reviews and determines compensation policies; reviews and recommends executive compensation changes; establishes awards under and determines participants in the Equity Incentive Plan, the Senior Management Incentive Bonus Plan, and the Long-Term Incentive Plan; and oversees Harleysville Group's management development and succession program.

     The Coordinating Committee is generally responsible for reviewing material transactions between Harleysville Group and Harleysville Mutual. It is currently composed of two individuals who are solely Harleysville Group directors and three individuals who are solely Harleysville Mutual directors plus a chairperson who is on the board of both companies. No material inter-company transaction can occur until a majority of both Harleysville Group directors and Harleysville Mutual directors on the Committee approves a transaction. The decisions of the Coordinating Committee are binding on Harleysville Group and Harleysville Mutual.

      The Executive Committee meets during the intervals between meetings of the Board of Directors and has the right and authority to exercise the full powers of the Board of Directors.

      The Finance Committee establishes overall investment policies and guidelines, and reviews and approves investments made by Harleysville Group.

      The Nominating Committee considers and recommends nominees to the Board for election as a director, as well as assesses the effectiveness of the Board and corporate governance practices. The Nominating Committee will consider recommendations for nominees from stockholders, who should submit such recommendations in writing to the Secretary of Harleysville Group.

Compensation of Directors

      Employee directors receive no additional compensation for serving on the Board or a Committee.

      Non-employee directors receive the following fees:


          Type of Compensation          As of April 1998 As of April 1999
-------------------------------------------------------------------------
  Annual Retainer                           $19,000          $21,000
-------------------------------------------------------------------------
  Board Attendance Fee per Meeting          $ 1,000          $ 1,250
-------------------------------------------------------------------------
  Committee Attendance Fee per Meeting      $ 1,000          $ 1,000
-------------------------------------------------------------------------
  Attendance Fee per 2nd & Subsequent       $   650          $   650
  Meeting
-------------------------------------------------------------------------
  Annual Retainer for Committee Chair       $ 3,500          $ 3,500


      Non-employee directors are reimbursed for out-of-pocket expenses. A non-employee director who serves on both the Harleysville Group and Harleysville Mutual Boards receives only one retainer and, if the Boards or the same Committees of Harleysville Group and Harleysville Mutual meet on the same day, the non-employee director receives only one attendance fee. In either case, the retainer or attendance fee is allocated equally to Harleysville Group and Harleysville Mutual.

Stock Acquisition Programs

Directors' Stock Option Programs

      In 1990, Harleysville Group adopted the 1990 Directors' Stock Option Program (the "1990 Program"), which provided for the issuance of an aggregate of 94,500 shares of common stock, subject to adjustment for stock splits or other changes. Under the 1990 Program, non-qualified stock options to purchase 6,300 shares were awarded to all non-employee directors of Harleysville Group and Harleysville Mutual during the period 1990 through May 1994. The options vested and became exercisable at the rate of 20% per year of active Board service. The option price per share is 100% of the fair market value of a share of common stock on the date of grant. The 1990 Program is administered by the Compensation and Personnel Development Committee of the Board of Directors of Harleysville Group. The Committee had no discretion with regard to the eligibility or selection of directors to receive options under the 1990 Program, the number of shares of stock subject to such options under the 1990 Program, or the purchase price thereunder. On February 1, 1999, there were 44,100 shares subject to such options outstanding under this program and the range of per share exercise prices was $7.50 to $14.00. The 1990 Program does not provide for stock appreciation rights.

      In 1994, Harleysville Group adopted the 1995 Directors' Stock Option Program (the "1995 Program"), which provided for the issuance of an aggregate of 130,000 shares of common stock subject to adjustment for stock splits or other changes. Except for options already granted under the 1990 Program, the 1995 Program superseded the 1990 Program. Under the 1995 Program, on May 24, 1995, each non-employee director of Harleysville Group and Harleysville Mutual received a one-time grant of 10,000 non-qualified stock options, less the amount of non-vested options, if any, under the 1990 Program on May 24, 1995 at the then fair market value and option price of $12.50. A newly elected non-employee director or an employee director who becomes a non-employee director of Harleysville Group or Harleysville Mutual will also receive a one-time grant of 10,000 non-qualified stock options at the first May Board meeting following his or her election or becoming a non-employee director. The total options granted to date are 112,440 with 90,960 still outstanding. The options vest at the rate of 20% per year of active Board service with the first 20% vesting as of the date of grant, although no option is exercisable until six months after the date of grant. The 1995 Program is administered by the Compensation and Personnel Development Committee of the Board of Directors of Harleysville Group. The Committee has no discretion with regard to the eligibility or selection of directors to receive options under the 1995 Program, the number of shares of stock subject to such options under the 1995 Program, or the purchase price thereunder. The 1995 Program does not provide for stock appreciation rights.

      In February 1999, the Board adopted the Year 2000 Directors' Stock Option Program, subject to submission to stockholders for approval at the Annual Meeting. Please see page 12 for a description of the program.

Directors' Equity Award Program

      Each Harleysville Group Board member who was a Board member on April 25, 1996 and remained an active Board member on August 28, 1996 received a grant of 5,646 shares of Harleysville Group common stock restricted against transfer and subject to forfeiture until the first to occur of his or her retirement from the Board after attaining age 72, death or disability. A total of 45,168 shares were initially awarded to eight directors who possess the right to vote the shares and receive dividends thereon. Concurrently, the Board determined that it would no longer elect any current or future director as a Director Emeritus. Formerly, a director of Harleysville Group, upon ceasing to be a Board member as of the annual meeting following attainment of age 72, in accordance with the by-laws, was eligible to be elected a Director Emeritus for up to three one-year terms. Director Emeriti were paid a retainer and attendance fees for attendance at the Board meetings with re-election being contingent upon satisfactory attendance at the Board meetings. Directors' current holdings of restricted stock are set forth on the chart on page 16.

Directors' Stock Purchase Plan

      In 1996, Harleysville Group adopted the Directors' Stock Purchase Plan, which permits non-employee directors of Harleysville Group and Harleysville Mutual to purchase Company stock at the lower of 85% of the fair market value of the shares at the start or end of a six-month subscription period, which runs from July 15 to January 14, and January 15 to July 14. Directors are permitted to contribute, through withholding from fees or a lump sum payment, up to $20,000 per subscription period with the number of shares, including fractional shares, purchased being equal to the dollar amount contributed, divided by the purchase price. Two hundred thousand shares of Harleysville Group common stock have been reserved for this program. During the five subscription periods since its inception, a total of 53,683 shares have been purchased by directors. The Plan provides for up to 20 subscription periods.

Item 2. Approval Of The Year 2000 Directors' Stock Option Program

      On February 24, 1999, the Board of Directors adopted, subject to stockholder approval at the 1999 Annual Meeting, the Year 2000 Directors' Stock Option Program (the "Y2000 Program"). No options under this program have been or will be granted until approval by the stockholders.

      The purpose of the Y2000 Program is to attract and motivate non-employee directors of Harleysville Group and Harleysville Mutual. A further purpose of the Y2000 Program is to link compensation of non-employee directors to the growth of Harleysville Group.

      Harleysville Group has previously adopted stock option plans for non-employee directors. Descriptions of those programs and the number of options granted thereunder are found on pages 10 and 11 above.

Operation Of The Program

      Stock options are the right to purchase, for cash or previously owned shares of common stock, Harleysville Group's common stock at the fair market value at the close of business on the day of grant. The per share market value of the common stock on March 5, 1999 was $19.75.

      A total of 123,500 shares of common stock will be reserved and available for use under the Y2000 Program, subject to adjustment for stock splits or other changes discussed below. Options to purchase 2,500 shares are to be awarded at the May 2000 Board of Directors meeting, and at each May Board meeting for the next four successive years to the then current non-employee directors of Harleysville Group and Harleysville Mutual, provided that, if an incumbent director has options under the 1995 Program that vest in the same year as an award of options under this Program, then the amount of shares that are awarded in that year shall be reduced by the number of shares that vest that year under the 1995 Program. At present there are 9 non-employee directors of Harleysville Group and Harleysville Mutual. Options to purchase 2,500 shares will be granted to future non-employee directors of Harleysville Group and Harleysville Mutual at the first May Board meeting following their eligibility to participate in the Y2000 Program and at each May Board meeting thereafter occurring before or in May 2004. To the extent that insufficient shares would exist at any May Board meeting to grant a full award of 2,500 shares to all directors, then the remaining shares will be divided equally among the then current directors.

      Options shall vest and become exercisable immediately.

      The shares available under the Y2000 Program may be either authorized but unissued shares or shares acquired by Harleysville Group. The authorization of 123,500 shares for this Program will not, however, result in the creation of a greater number of total shares of Company common stock reserved for options than currently exists. The 123,500 shares on which options may be granted will be comprised of previously authorized but unissued shares under the prior discontinued directors' stock option programs and from a reduction in shares previously authorized but unissued under the Company's Equity Incentive Plan. Distribution of shares will be made only after the registration of such shares with the Securities and Exchange Commission ("SEC") or pursuant to exemptions from registration under applicable SEC rules and regulations. If any option or other interest granted under the Y2000 Program expires, terminates or is forfeited before exercise, payment in full or final distribution, the shares covered by the unexercised or unpaid portion may be used again for new grants under the Y2000 Program.

      Proceeds received by Harleysville Group from the exercise of stock options will be added to the general funds of the Company.

      The Y2000 Program will be administered by the Compensation and Personnel Development Committee of the Board of Directors of Harleysville Group. (See page 8 for the current members of that Committee.) The Committee will have the general authority to interpret the provisions of the Y2000 Program and adopt such rules as it deems necessary or desirable for the administration of the Program, but the Committee will have no discretion with respect to the eligibility or selection of directors to receive options under the Y2000 Program, the number of shares of stock subject to any such options under the Y2000 Program, or the purchase price thereunder.

      Stock options under the Y2000 Program will be "non-qualified" for purposes of the Internal Revenue Code. The options have a term of 10 years from the date of grant, subject to earlier termination in cases of death, disability, retirement, or other termination of service. In the event of retirement, disability or death of a director, the options are exercisable for a period of 2 years after such event, but in no event after 10 years after grant. In the event of other termination of service, options shall expire 120 days after such termination date, or on their stated expiration date, whichever is earlier. All stock options shall be evidenced by notices or agreements which may contain such other terms, not inconsistent with the Y2000 Program, as may be established by the Committee.

      The Y2000 Program provides for adjustments in the 123,500 shares available for the Y2000 Program, and in the outstanding awards granted pursuant to the program, because of a stock split, stock dividend, merger, consolidation, combination of shares or similar occurrence.

      The program may be suspended or terminated by the Board at any time, in which case options previously granted under the Y2000 Program will remain in effect in accordance with their terms and conditions. The Board may amend the Y2000 Program for any reason, except that it may not, without stockholder approval, change the selection or eligibility of directors to receive options under the Y2000 Program, the number of shares of stock subject to any such options under the Y2000 Program or the purchase price thereunder.

Federal Income Tax Consequences

      A director who receives a stock option under the Y2000 Program will not realize any income, nor will Harleysville Group be entitled to a deduction for federal income tax purposes, at the time of the grant or award. A director will recognize ordinary income upon the date of exercise of the stock option in an amount equal to the difference between the option price and the fair market value on the date of exercise. Harleysville Group will be entitled to a deduction equal to the amount the director is required to treat as ordinary income. If the exercise price of an option is paid by surrender of previously owned shares, the basis of an equivalent number of new shares will have the basis of the previously owned shares, while the additional new shares issued have a basis equal to their fair market value on the date of exercise.

      When a director disposes of shares of common stock acquired under the Y2000 Program, any amount received in excess of the value of the shares of common stock on which the director was previously taxed will be treated as long-term or short-term capital gain, depending upon the holding period of the shares. If the amount received is less than that value, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.

Estimated Benefits

      The following table summarizes the estimated benefits available to the current Named Executive Officers and the identified groups under the Y2000 Program, to the extent such information is available or can be determined. Of the directors nominated for election, none would be currently expected to receive a grant of any options under this Program.

                Name and Position                       Dollar           Number of
                                                       Value ($)         Units (#)
----------------------------------------------------------------------------------
 Non-Executive Director Group                          $551,250           73,500
----------------------------------------------------------------------------------
 All Others, including Named Executive
 Officers, Executive Group and Non-Executive               0                 0
 Officer Group


The dollar value of the options to be awarded under the Y2000 Program cannot be determined at this time because such value is based upon the per share exercise price of the option awarded, which is 100% of the fair market value of a share of common stock on the date of the grant. The dollar value figure shown above is the value if 2,500 options had been granted to all current non-employee directors at the May 1998 Board meeting, based on the then fair market value of common stock of $24.50.

Vote Required

     The affirmative vote of a majority of the shares of common stock present and entitled to vote at the Annual Meeting is required for the adoption of the Y2000 Program.

     Your Board of Directors recommends a vote "FOR" the Year 2000 Directors' Stock Option Program.

                           OWNERSHIP OF COMMON STOCK

                           Table I - 5% Stockholders

Those persons owning more than 5% of Harleysville Group stock as of December 31, 1998 are set forth below. On that date there were 29,150,518 shares of Harleysville Group stock held by stockholders.


     Name and Address     Voting Authority     Dispositive    Total Amount  Percent of
                                                Authority     of Beneficial   Class
                                                                Ownership
                  ------------------------------------------------------------------
                             Sole    Shared    Sole    Shared
--------------------------------------------------------------------------------------
   Harleysville Mutual
    Insurance Company     15,609,386        15,609,386         15,609,386     53.5%
     Harleysville, PA
          19438
--------------------------------------------------------------------------------------
     Capital Guardian
     Trust Company &       1,213,200         1,473,200          1,473,200      5.0%
  Capital International,
           Inc.
    11100 Santa Monica
    Blvd., Suite 1500
     Los Angeles, CA
          90025

       Table II - Beneficial Ownership of Directors & Executive Officers

This table shows Harleysville Group stock holdings of Directors, Nominees, Named Executive Officers (who are the CEO and the next four most highly paid executive officers), and all executive officers as a group as of February 15, 1999. The "aggregate number of shares beneficially owned" listed in the second column includes the numbers listed in the third and fourth columns. For a description of the Restricted Stock, please see the Directors Equity Award Program on page 11. On February 15, 1999, there were 29,259,031 shares of Harleysville Group stock held by stockholders.

            Name              Aggregate    Right to   Number of  Percent of
                                Number     Acquire    Shares of    Shares
                              Of Shares    w/in 60   Restricted  (less than
                             Beneficially    days    Stock Owned 1% unless
                                Owned     (number of             indicated)
                                           shares)
---------------------------------------------------------------------------
  Walter R. Bateman            168,824     109,600      5,646
---------------------------------------------------------------------------
  Lowell R. Beck                 9,250       6,000
---------------------------------------------------------------------------
  Michael L. Browne             25,077      16,300      5,646
---------------------------------------------------------------------------
  Robert D. Buzzell             23,738      15,040      5,646
---------------------------------------------------------------------------
  Joseph E. McMenamin                0           0
---------------------------------------------------------------------------
  Frank E. Reed                 29,184      16,300      5,646
---------------------------------------------------------------------------
  William E. Strasburg          33,848      16,300      5,646
---------------------------------------------------------------------------
  Mark R. Cummins               58,995      52,679
---------------------------------------------------------------------------
  Thomas E. Roden               76,133      61,238
---------------------------------------------------------------------------
  Spencer M. Roman              46,151      40,647
---------------------------------------------------------------------------
  Bruce J. Magee                54,796      41,891
---------------------------------------------------------------------------
  All directors & executive
   officers as a group (17)    705,901     516,134     28,230        2%

Disclaimer of Beneficial Ownership

      The following directors and officers disclaim beneficial ownership of certain shares included in the totals above. Michael Browne disclaims beneficial ownership of 130 shares held by him as custodian for a minor child; Thomas Roden disclaims beneficial ownership of 79 shares held by him as custodian for a minor child; and Spencer Roman disclaims beneficial ownership of 209 shares held by his spouse as custodian for a minor child and 60 shares held by a stepson.

           REPORT OF COMPENSATION AND PERSONNEL DEVELOPMENT COMMITTEE

Compensation Philosophy

      The Compensation and Personnel Development Committee of the Board of Directors (the "Compensation Committee"), which consists entirely of outside directors as defined in section 162(m) of the Internal Revenue Code, has established a management compensation program designed to further the attainment of the Company's strategic goals of growth and profitability and thus enhance shareholder value. In order to achieve these strategic goals, the Company has identified four principles to guide its compensation program. The program must:

 .     Attract, retain and motivate talented executives;
 .     Reward competencies and behaviors critical to the Company's success;
 .     Offer total compensation levels that are consistent with the performance of the executive measured against other executives both within the Company and within the industry;
 .     Focus executives on performance goals and measures that are the key to the Company's success by providing variable compensation programs linked to creation of shareholder value.

Compensation Methodology

      The Harleysville Group compensation program is designed to enable Harleysville Group to fairly compete for talented and experienced staff with companies of similar size whether publicly or privately held. Data from many different insurance companies are employed to determine proper competitive compensation levels for an organization the size of Harleysville. As a result, the group from which data are gathered and used is not the same as the peer group represented on the Stock Performance Charts which includes all NASDAQ traded property/casualty companies regardless of size, or other characteristics, although data from many of the same companies may be employed.

      Total compensation is comprised of fixed compensation (annual base salary), variable compensation (annual and long-term incentive plans), and stock options. In determining total compensation, Harleysville Group targets fixed compensation at the market median, while total compensation is targeted at the midpoint of the second quartile. This total compensation target is designed to enable the organization to attract and retain high-performing executives and to reward above average performance, while a flexible mix between base salary and variable compensation permits higher potential of pay for those positions where performance results are highly measurable and where the value of those results to the Company is clear and significant.

      In order that compensation policies benefit all companies in the organization, two Harleysville Mutual-only non-employee directors participate in the determination of compensation philosophy, methodology and goals applicable to executives. All decisions of the Compensation Committee regarding fixed and variable compensation are subject to review by the Board of Directors.

      The individual components of total compensation and how they function are described below:

 .     Base Salary

          Consistent with the compensation philosophy, annual base salary is designed to be competitive within the industry. Each position in the Company is placed in an appropriate paygrade whose midpoint level is set at the median pay for that position when compared to the industry on a size adjusted basis. A salary range based on the midpoint is then developed for that paygrade. An individual officer's salary within his or her paygrade is determined each November for the following year and is based on his or her individual performance and that of the Company. To evaluate Company performance, the Compensation Committee compares the Company's overall corporate performance against the insurance industry in terms of comparison of return on equity, combined ratio and premium growth. The term combined ratio is a standard term of measurement in the property/casualty insurance industry and means the ratio produced by adding (1) the ratio of losses, loss adjustment expenses, and policyholder dividends to net earned premiums and (2) the ratio of underwriting expenses to net written premium. The figure then is expressed as a percentage.

 .     Annual Incentive Compensation

          The Company each year adopts targets under its Senior Management Incentive Compensation Plan in order to direct executive officer attention to the attainment of significant annual corporate goals. For the 1998 plan, the goals included: combined ratio goals for the entire Harleysville organization's property/casualty results; a return on equity goal; a premium growth goal; and service and processing timeliness goals. The weightings for each factor were: combined ratio 30%; return on equity 30%; premium growth 25%; and service and processing goals 15%. The plan is designed to pay a target award at a level of 15% to 30% of annual salary depending on position when the target goals are achieved. Payouts may be as large as 200% of the target award if actual performance exceeds the target. Consistent with the Compensation Committee's philosophy, the size of the award range is determined for the Chief Executive Officer specifically and executive officers generally based on an analysis of the appropriate competitive total compensation package that is typically available for executive officers of a property/casualty insurance company of similar size. There is no payout under the Plan unless the combined after-tax net income as reported on the Combined Annual Statement of Harleysville Mutual Insurance Company and its affiliated property and casualty insurers plus after-tax net income resulting to Harleysville Group from management agreements is at least 2% of the combined net earned premium as shown on such statement. The Combined Annual Statement is a financial statement required to be filed with state insurance regulatory authorities. It includes financial information on a combined basis for all property/casualty insurance companies owned by

    Harleysville Group and Harleysville Mutual. The payouts in 1996, 1997 and 1998 reflect that all the target goals were not fully attained in those years. For 1999, the Company has adopted distinct goals for the Chief Investment Officer that provide incentives for investment performance in addition to corporate performance goals. The goals and the weightings for each are 10% for combined ratio; 30% for return on equity; 50% for equity investment performance; and 10% for fixed income investment performance.

 .     Long-Term Incentive Compensation

          The Company has also established a Long-Term Incentive Plan designed primarily to reward those senior executive officers of Harleysville Group involved in establishing the Company's strategy for the attainment of long-term return on equity goals. Since the Plan's inception in 1988, target goals have been set each year for the next four-year period. Awards are designed to provide payments at the end of each successive four-year performance period in an amount that is a percentage of each participant's salary at January 1st of the first year of each period, with the amount of payment dependent upon a combination of Harleysville Group's annual rate of return on equity ("ROE") and written premium growth over the four-year period. Potential target awards for each year are designed to range from 15% to 45% of a participant's salary depending upon officer level. A target amount is payable if Harleysville Group's average ROE exceeds certain levels of targeted ROE. There is a maximum payment of 150% of target award if Harleysville Group's ROE exceeds certain higher levels of targeted ROE. If ROE falls between the target level and the maximum level, then the amount of the award is prorated accordingly. Once an ROE of 8% is achieved, an additional incentive award based on written premium growth takes effect. If less than the targeted level of ROE is reached, a reduced percentage of the target award may be granted. In the event that ROE falls below a stated level, a negative percentage of the target award will be assessed, and previously credited awards will be proportionately reduced. Under the terms of the Long-Term Incentive Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards to take into account the effect of unforeseen or extraordinary events and accounting changes. Awards, if earned, are paid in cash at the end of the four-year performance period. Cash payments made under awards for the four-year periods 1993-1996, 1994-1997 and 1995-1998 are reported in the Summary Compensation Table on page 25 under the years 1996, 1997, and 1998 respectively, although paid in the following year. For the four-year period beginning in 1998, the target ROE goal is 12% per year, and, if ROE is 8% or greater per year, an additional incentive may be paid if direct written premium growth is at least 7% in that year. The size of the award opportunity is determined for the Chief Executive Officer specifically and executive officers generally based on the same factors referenced under Annual Incentive Compensation above. The actual payout under the Plan for the four-year period ending in 1998 is 99.0% of target for Mr. Bateman and the other Named Executive Officers who participate. This payout level was based on the ROE being higher than the target return for three of the four years, i.e. 1995, 1997 and 1998. See the chart on page 29 for further information on payouts under this Plan.

 .     Stock Options

          Pursuant to the terms of the Equity Incentive Plan, each year the Compensation Committee grants stock options to officers and key employees of Harleysville Group. Because stock option grants are a component of a compensation target, these awards do not take into account options already held by the officer. Awards are based on an objective formula that seeks to achieve, in combination with the other components of compensation, the total compensation target established by the Compensation Committee for the paygrade level of the executive position. The Compensation Committee generally uses the Black-Scholes option value method to determine the value of the stock option grant component of compensation and awards the number of stock options whose total value equals the target amount. Additionally, in 1998, because of the volatility of the stock market, grants were kept at the same level as in 1997 to maintain a competitive compensation target. Based upon the recommendation of the CEO, an officer may not receive a grant award in any one year if that officer's performance for the prior year does not meet expectations. However, in order to receive stock options at a level necessary to keep total compensation at the target level, executive officers above a certain level, including Mr. Bateman and all Named Executive Officers, must own an annually increasing number of shares of Harleysville Group stock, which for Mr. Bateman and the Named Executive Officers annually is the number of shares equal in value to 10% of a figure equal to 90% of the salary grade midpoint. In 1998, all such officers owned at least the required minimum number of shares. The stock option grants to the Named Executive Officers in 1998 are set out on the Summary Compensation Table on page 25 and the Option Grant Table on page
    27. All stock options granted under the Equity Incentive Plan in 1998, as well as in 1997 and 1996, have been non-qualified options receiving no special tax benefit, have an exercise price equal to the fair market value of a share of common stock on the date of grant, have a term of 10 years, and vest at the rate of 50% each on the first and second anniversary dates of award, except that options become immediately exercisable upon an optionee's retirement, death or disability. Retired optionees, age 61 and younger, may exercise the options within one year of retirement, and retired optionees, age 62 and older, may exercise the options granted prior to May 1997 within 2 years after retirement and the options granted May 1997 and after within 5 years after retirement if the options do not otherwise expire. The exercise price may be paid by delivery of already owned shares. The Compensation Committee may, in its discretion, accelerate the exercisability of options in the event of a merger, consolidation or other change in control of Harleysville Group. The Company has never repriced stock options and has no current intention to do so.

Chief Executive Officer Compensation

      Mr. Bateman's compensation for 1998 as set forth in the Summary Compensation Table on page 25 was based on the factors set forth above. His total compensation, composed of base salary, annual incentive compensation, long-term compensation and stock option grants, reflects both a target compensation package commensurate with similar officers within the insurance industry peer group as well as an evaluation of his personal and company performance on both a qualitative and quantitative basis.

      Mr. Bateman's base salary paid in 1998 was determined in November 1997 based upon a review of Mr. Bateman's and the Company's results in 1997. Although earned premiums increased only slightly in 1997, the other key financial indicators were quite positive: ROE increased, combined ratio decreased and net income after taxes increased. The low premium growth was attributable both to competitive factors beyond the control of Harleysville Group and to voluntary actions of Harleysville Group. In particular, as a result of rate reductions in the workers' compensation line caused by state rating boards taking actions that resulted in rate decreases, efforts to maintain pricing discipline in the face of competitive pressures, and efforts to reduce coastal weather catastrophe exposures while improving profitability overall, earned premiums increased only 2% over 1996. However, ROE increased from 8.5% in 1996 to 14.4% in 1997 and the combined ratio in 1997 was 103.5% compared to the combined ratio of 107.3% in 1996. Basic operating earnings were $1.74 per share in 1997, a substantial gain over 1996's $.96 per share. Basic net income was $1.89 per share compared to $1.03 in 1996. Stockholders' equity increased from $370.2 million to $446.5 million, with book value per share increasing from $13.09 to $15.49 as of December 31, 1997. In addition, the total return on Company stock was 61% in 1997. On the qualitative side, the Compensation Committee recognized Mr. Bateman's continued efforts in reducing exposure to weather catastrophes and efforts in the market development area including, most significantly, the acquisition of Minnesota Fire and Casualty Company which further helped to spread risk geographically to the midwestern area of the United States.

      Mr. Bateman's annual incentive compensation plan payout of $123,748 for 1998 was based on a formula that reflected attainment of 194.0% of the ROE award goal, 118.5% of the premium growth award goal and 89.8% of the service award goals; the minimum combined ratio award goal was not achieved. Likewise, the payout for the long-term incentive plan for the period 1995 to 1998 was based on the attainment of higher than goal ROE targets in 1995, 1997 and 1998. Finally, the award of stock options in May 1998 was based on the appropriate formula applied to Mr. Bateman's salary paygrade.

      In November 1998, the Committee determined Mr. Bateman's base compensation, and 1999 annual and 1999-2002 long-term incentive plan target awards. The incentive plan target maximum award levels were continued at the same levels as prior years while base compensation was determined taking into account: Mr. Bateman's additional responsibilities as Chairman of the Board; premium growth (in excess of that resulting from the Minnesota Fire and Casualty Company acquisition); the success of the Company's coastal windstorm strategy; excellence of fundamental underwriting despite weather catastrophes; ROE of 14.8%; and increased operating earnings, book value and stockholder equity.

Internal Revenue Code Impact

      Internal Revenue Code Section 162(m) imposes conditions on the full deductibility of compensation in excess of $1 million. The Compensation Committee has reviewed, and continues to review, the potential consequences to the Company of this section. This section had no impact on the Company in 1998 and it is not expected to have any impact on the Company in 1999 inasmuch as the compensation levels other than from stock option exercises are below the $1 million figure, and any income from stock option exercises is fully deductible under the current requirements of Section 162(m).

Submitted by the Compensation & Personnel Development Committee of the Board of
Directors:

      William E. Strasburg, Chairperson
      Michael L. Browne
      Robert D. Buzzell

                            STOCK PERFORMANCE CHARTS

      The following graphs show changes over the past 10-year period and 5-year period (all full calendar-year periods) in the value of $100 invested in (1) Harleysville Group Common Stock; (2) the NASDAQ Stock Market index; and (3) the Peer Group index. All values are as of the last trading day of each year.

10-Year Graph

       Comparison of 10-Year Cumulative Total Stockholder Return
-
                       1988    1989    1990    1991    1992    1993
Harleysville Group     100     156.41  140.52  200.60  273.15  298.86
NASDAQ                 100     121.20  102.92  165.10  192.07  220.46
Peer Group             100     140.90  134.62  191.06  256.97  265.64
                       1994    1995    1996    1997    1998
Harleysville Group     246.67  338.16  328.10  528.26  580.41
NASDAQ                 215.51  304.81  374.82  459.84  646.42
Peer Group             256.00  358.51  392.85  594.22  506.65

5-Year Graph

       Comparison of 5-Year Cumultive Total Stockholder Return
                       1993   1994   1995    1996    1997    1998
Harleysville Group     100    82.54  113.15  109.78  176.76  194.20
NASDAQ                 100    97.75  138.26  170.02  208.58  293.21
Peer Group             100    96.37  134.96  147.89  223.70  190.73

      The year-end values of each investment shown in the preceding graphs are based on share price appreciation plus dividends, with the dividends reinvested as of the day such dividends were ex-dividend. The calculations exclude trading commissions and taxes. Total stockholder returns from each investment, whether measured in dollars or percentages, can be calculated from the year-end investment values shown beneath each graph.

      Both graphs were prepared by the Center for Research in Security Prices ("CRSP"). The NASDAQ Stock Market index includes all U.S. Companies in NASDAQ and the Peer Group index includes, for the 10 year chart, 82 NASDAQ Company stocks and includes, for the 5 year chart, 62 NASDAQ Company stocks in SIC Major Group 633 (SIC 6330-6339: U.S. and foreign, fire, marine and casualty insurance). A complete list of these companies may be obtained from CRSP, at the University of Chicago Graduate School of Business, 1101 East 58th Street, Chicago, Illinois, 60637; (773) 702-7467. CRSP reweights the indices daily, using the market capitalization on the previous trading day.

                           SUMMARY COMPENSATION TABLE

          This table indicates, for the last three fiscal years, cash and other compensation paid to the Named Executive Officers.


    Name and Principal     Year      Annual              Long-Term         All Other
      Position as of              Compensation         Compensation       Compensation
     December 31, 1998
                                                     Awards      Payouts
                               -------------------------------------------------------
                                                   Securities   Long-Term
                                 Salary   Bonus    Underlying   Incentive
                                                  Stock Options  Payouts
                                                  (# of shares)
--------------------------------------------------------------------------------------
     Walter R. Bateman     1998 $414,600 $123,748    32,736     $227,159    $24,876
   Chairman, President &   1997 $389,300 $ 96,728    32,736     $160,059    $22,858
  Chief Executive Officer  1996 $363,800 $ 16,614    32,674     $ 87,676    $16,371
--------------------------------------------------------------------------------------

      Mark R. Cummins      1998 $239,338 $ 51,306    14,038     $ 71,897    $14,360
      Executive Vice       1997 $221,900 $ 36,872    14,038     $ 48,433    $13,314
        President,         1996 $207,300 $  6,332    14,010     $ 48,808    $ 9,329
     Chief Investment
    Officer & Treasurer
--------------------------------------------------------------------------------------

      Thomas E. Roden      1998 $227,500 $ 58,409    16,148     $102,110    $13,650
  Senior Vice President,   1997 $217,700 $ 53,008    16,148     $ 48,433    $13,062
  Governmental Affairs &   1996 $208,300 $  9,105    16,116     $ 45,514    $ 9,374
     Special Projects
--------------------------------------------------------------------------------------

     Spencer M. Roman
      Executive Vice       1998 $188,962 $ 43,858    10,614     $ 51,705    $11,338
        President,         1997 $170,700 $ 27,885    10,614     $      0    $10,242
     Field Operations      1996 $161,800 $  4,789    10,596     $      0    $ 7,281
--------------------------------------------------------------------------------------

      Bruce J. Magee       1998 $183,600 $ 35,678    10,614     $ 54,340    $11,016
  Senior Vice President &  1997 $172,400 $ 27,885    10,614     $ 36,665    $10,326
  Chief Financial Officer  1996 $161,600 $  4,789    10,596     $      0    $ 7,272

          Cash bonuses under the Senior Management Incentive Bonus Plan for services rendered in fiscal years 1998, 1997, and 1996, have been listed in the year earned, but were actually paid in the following year. Cash bonuses under the Long-Term Incentive Plan for services rendered in fiscal years 1993-1996, 1994-1997 and 1995-1998 have been listed in 1996, 1997 and 1998 respectively, although paid in the subsequent year.

          The terms of stock options granted in fiscal years 1998, 1997 and 1996 are described in the Report of the Compensation and Personnel Development Committee beginning on page 17.

      Executive officers are eligible to participate in a tax-qualified Extra Compensation Plan (a 401(k) plan) and an Unqualified Match Program ("Excess Match") for executives whose benefits under the Extra Compensation Plan are affected by participation limits imposed on higher-paid individuals by federal tax law. Provided net income as a percentage of premium earned meets or exceeds prescribed limits set by the Board of Directors each year, there is a 25%, 50%, 75% or 100% match to the Extra Compensation Plan for all employee participants and an allocation under the Excess Match for a percentage of each higher-paid participant's salary up to 6%. The amounts shown under "All Other Compensation" reflect contributions to the Extra Compensation Plan: (a) for 1998, of $9,600 on behalf of each of the Named Executive Officers to match 1998 pre-tax elective deferral contributions made by each to the Extra Compensation Plan;
(b) for 1997, of $9,500 on behalf of each of the Named Executive Officers to match 1997 pre-tax elective deferral contributions made by each to the Extra Compensation Plan; and (c) for 1996, of $6,750 on behalf of each of the Named Executive Officers to match 1996 pre-tax elective deferral contributions made by each to such plan; the remainder of each amount is the allocation for each Named Executive Officer under the Excess Match.

                             OPTION GRANTS IN 1998

        This table shows the number and value of stock options granted to the Named Executive Officers in 1998.

        Name         Number of  % of Total Exercise Price Expiration   Grant Date
                     Securities  Options     Per Share       Date    Present Value
                     Underlying Granted to
                      Options   Employees
                     Granted(#) in Fiscal
                                   Year
----------------------------------------------------------------------------------
  Walter R. Bateman    32,736       10%        $24.50      5/20/08       $236,681
----------------------------------------------------------------------------------
  Mark R. Cummins      14,038        4%        $24.50      5/20/08       $101,495
----------------------------------------------------------------------------------
  Thomas E. Roden      16,148        5%        $24.50      5/20/08       $116,750
----------------------------------------------------------------------------------
  Spencer M. Roman     10,614        3%        $24.50      5/20/08       $ 76,739
----------------------------------------------------------------------------------
  Bruce J. Magee       10,614        3%        $24.50      5/20/08       $ 76,739

        In calendar year 1998, Harleysville Group granted a total of 334,870 options representing the right to purchase 334,870 shares of common stock to 148 officers and key employees under the Equity Incentive Plan.

        The Grant Date Present Value was determined using the Black-Scholes option pricing model. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect Harleysville Group's estimate of future stock price growth. Use of this model should not be viewed in any way as a forecast of the future performance of Harleysville Group's common stock, which will be determined by future events and unknown factors.

        For a description of the option plan, please see page 20.

                       OPTION EXERCISES & YEAR-END VALUES

          This table shows the number and value of stock options (exercised in 1998 and the value of unexercised options as of the end of 1998) for the Named Executive Officers during 1998. Year-end value is calculated using the difference between the option exercise price and $25.8125 (year-end stock price) multiplied by the number of shares underlying the option.

      Name             No. of     Value       No. of Securities       Value of Unexercised
                       Shares    Realized  Underlying Unexercised         In-the-Money
                     Acquired on              Options at Fiscal        Options at Year-End
                      Exercise                    Year-End
                                     --------------------------------------------------------
                                          Exercisable Unexercisable Exercisable Unexercisable
---------------------------------------------------------------------------------------------
  Walter R. Bateman       0      $     0    125,600      49,104     $1,612,170    $171,864
---------------------------------------------------------------------------------------------
  Mark R. Cummins         0      $     0    52,679       21,057     $  651,480    $ 73,700
---------------------------------------------------------------------------------------------
  Thomas E. Roden       5,040    $90,720    61,238       24,222     $  790,902    $ 84,777
---------------------------------------------------------------------------------------------
  Spencer M. Roman        0      $     0    40,647       15,921     $  498,763    $ 55,724
---------------------------------------------------------------------------------------------
  Bruce J. Magee        2,554    $49,964    41,891       15,921     $  547,472    $ 55,724
---------------------------------------------------------------------------------------------

                            LONG-TERM INCENTIVE PLAN
               PERFORMANCE OPPORTUNITY AWARDS IN LAST FISCAL YEAR

      The table shows the range of potential payouts under the Plan for a four-year performance period commencing in 1998. Four-year performance periods under the Plan were completed in 1996, 1997 and 1998 and actual payments thereunder are shown in the Summary Compensation Table for those years.

        Name         Performance     Target      Estimated Future Payments Under
                       or Other       Award        Non-Stock Price Based Plans
                     Period Until  Percent of
                      Maturation  1/1/98 Salary
                      or Payout
                                               ------------------------------------
                                                 Threshold    Target    Maximum


 ----------------------------------------------------------------------------------
  Walter R. Bateman    4 years          45%              0  $ 186,600  $    279,900
 ----------------------------------------------------------------------------------
  Mark R. Cummins      4 years          25%              0  $  58,800  $     88,200
 ----------------------------------------------------------------------------------
  Thomas E. Roden      4 years          35%              0  $  79,600  $    119,400
 ----------------------------------------------------------------------------------
  Spencer M. Roman     4 years          25%              0  $  44,400  $     66,600
 ----------------------------------------------------------------------------------
  Bruce J. Magee       4 years          25%              0  $  45,900  $     68,800

      For a description of the long-term incentive compensation plan, please see page 19.

                               PENSION PLANS

         These tables show estimated annual benefits payable upon retirement to the Named Executive Officers under the qualified Pension Plan in conjunction with a non-qualified Supplemental
    Pension Plan.

         Pension Plan Table I shows the estimated annual benefits payable upon retirement under the Pension Plans to Mr. Bateman, Mr. Roden and Mr. Magee, who were first employed prior to January 1, 1989.

                                  TABLE I


     Average 5     10 Years 15 Years 20 Years 25 Years 30 Years 35 Years
   Year Credited
     Salary @
     12/31/98
------------------------------------------------------------------------
     $600,000      $131,779 $197,669 $263,558 $329,448 $329,448 $329,448
------------------------------------------------------------------------
     $550,000      $120,529 $180,794 $241,058 $301,323 $301,323 $301,323
------------------------------------------------------------------------
     $500,000      $109,279 $163,919 $218,558 $273,198 $273,198 $273,198
------------------------------------------------------------------------
     $450,000      $ 98,029 $147,044 $196,058 $245,073 $245,073 $245,073
------------------------------------------------------------------------
     $400,000      $ 86,779 $130,169 $173,558 $216,948 $216,948 $216,948
------------------------------------------------------------------------
     $350,000      $ 75,529 $113,294 $151,058 $188,823 $188,823 $188,823
------------------------------------------------------------------------
     $300,000      $ 64,279 $ 96,419 $128,558 $160,698 $160,698 $160,698
------------------------------------------------------------------------
     $250,000      $ 53,029 $ 79,544 $106,058 $132,573 $132,573 $132,573
------------------------------------------------------------------------
     $200,000      $ 41,779 $ 62,669 $ 83,558 $104,448 $104,448 $104,448
------------------------------------------------------------------------
     $150,000      $ 30,529 $ 45,794 $ 61,058 $ 76,323 $ 76,323 $ 76,323
------------------------------------------------------------------------
     $125,000      $ 24,904 $ 37,356 $ 49,808 $ 62,261 $ 62,261 $ 62,261

         Pension Plan Table II shows the estimated annual benefits payable upon retirement under the Pension Plans to Mr. Cummins and Mr. Roman, who were first employed after January 1, 1989.

                                 TABLE II

     Average 5     10 Years 15 Years 20 Years 25 Years 30 Years 35 Years
   Year Credited
     Salary @
     12/31/98
------------------------------------------------------------------------
     $600,000      $115,444 $173,165 $230,887 $288,609 $288,609 $288,609
------------------------------------------------------------------------
     $550,000      $105,694 $158,540 $211,387 $264,234 $264,234 $264,234
------------------------------------------------------------------------
     $500,000      $ 95,944 $143,915 $191,887 $239,859 $239,859 $239,859
------------------------------------------------------------------------
     $450,000      $ 86,194 $129,290 $172,387 $215,484 $215,484 $215,484
------------------------------------------------------------------------
     $400,000      $ 76,444 $114,665 $152,887 $191,109 $191,109 $191,109
------------------------------------------------------------------------
     $350,000      $ 66,694 $100,040 $133,387 $166,734 $166,734 $166,734
------------------------------------------------------------------------
     $300,000      $ 56,944 $ 85,415 $113,887 $142,359 $142,359 $142,359
------------------------------------------------------------------------
     $250,000      $ 47,194 $ 70,790 $ 94,387 $117,984 $117,984 $117,984
------------------------------------------------------------------------
     $200,000      $ 37,444 $ 56,165 $ 74,887 $ 93,609 $ 93,609 $ 93,609
------------------------------------------------------------------------
     $150,000      $ 27,694 $ 41,540 $ 55,387 $ 69,234 $ 69,234 $ 69,234
------------------------------------------------------------------------
     $125,000      $ 22,819 $ 34,228 $ 45,637 $ 57,047 $ 57,047 $ 57,047

         A pension is based on the highest five-year average of credited salary which is reflected in the "Salary" column of the Summary Compensation Table.

         For the purposes of the Pension Plans, executive officers named in the Summary Compensation Table have been credited with the following years of service: Mr. Bateman, 11 years; Mr. Roden, 15 years; Mr. Cummins, 7 years; Mr. Magee, 13 years; and Mr. Roman, 5 years.

         The retirement benefits shown in the Pension Plan Tables assume that benefits will be payable at age 65 in the form of a single life annuity, and are not subject to any deduction for Social Security or other offset amounts. For the purposes of calculating benefits under the Pension Plans, no Named Executive Officer may be credited with more than 25 years of service.

                     TRANSACTIONS WITH HARLEYSVILLE MUTUAL

      Harleysville Group was formed by Harleysville Mutual in 1979. It was a wholly-owned subsidiary of Harleysville Mutual until June 1986, when Harleysville Mutual sold shares of Harleysville Group's common stock in a public offering. Harleysville Mutual's ownership of Harleysville Group's outstanding common stock was reduced from 100% to approximately 70% at that time. In April 1992, Harleysville Mutual sold additional shares of its Harleysville Group common stock holdings, further reducing Harleysville Mutual's ownership to approximately 55%. Harleysville Group's operations are interrelated with the operations of Harleysville Mutual. Harleysville Group believes that its various transactions with Harleysville Mutual, of which the material ones are summarized herein, have been fair to Harleysville Group and equal to those terms that could have been negotiated with an independent third party.

      Under a lease effective January 1, 1995, Harleysville Mutual rents the home office property from a partnership owned by Harleysville Group for a five-year term at a base rent of $2.75 million. Harleysville Mutual may also pay additional rent, based on a formula, for any additions, improvements or renovations. There was no additional rental payment for 1998. Harleysville Mutual is also responsible for all operating expenses including maintenance and repairs. The base rent and formula for additional charges are based upon an appraisal obtained from an independent real estate appraiser. Harleysville Mutual and Harleysville Group and their respective affiliates share these facilities, and the expenses thereof are allocated according to an intercompany allocation agreement.

      Harleysville Group provides certain management services to Harleysville Mutual and its property/casualty affiliates. Under related agreements, Harleysville Group serves as the paymaster for the Harleysville companies, with each company being charged for its proportionate share of salary and employee benefits expense based upon time allocation. Harleysville Group received a fee of $5.7 million in 1998 for its services under these management agreements.

      Harleysville Group borrowed approximately $18.5 million from Harleysville Mutual in connection with the acquisition of Mid-America Insurance Company and New York Casualty Insurance Company in 1991. It was a demand loan with a stated maturity in March 1998. In February 1998 the maturity was extended to March 2005 and the interest rate became LIBOR plus .65%, which was a commercially reasonable market rate in 1998.

      Harleysville Group's property/casualty insurance subsidiaries participate in an underwriting pool with Harleysville Mutual whereby such subsidiaries cede to Harleysville Mutual all of their insurance business and assume from Harleysville Mutual an amount equal to their participation in the pooling agreement. All losses and loss settlement and other underwriting expenses are prorated among the parties on the basis of participation in the pooling agreement. The agreement pertains to all insurance business written or earned on or after January 1, 1986, and Harleysville Group's pool participants are not liable for losses occurring prior to January 1, 1986. Harleysville Group's participation in 1998 was 72%. The pooling agreement may be amended or terminated by agreement of the parties. Information describing the pool arrangement is contained in Harleysville Group's 1998 Annual Report to Stockholders.

      The property/casualty insurance subsidiaries of Harleysville Group entered into a reinsurance agreement with Harleysville Mutual, effective January 1, 1997, whereby Harleysville Mutual reinsures the property/casualty insurance company subsidiaries of Harleysville Group on a post-pooled basis for property losses as a result of catastrophes, excluding earthquakes and hurricanes, incurred in a quarter. Harleysville Mutual in turn pays to the subsidiaries in the event of covered catastrophes 100% of the subsidiaries' accumulated net loss in a quarter in excess of their retention (or deductible), which for 1998 was their pooling percentage times $2.5 million, up to a maximum net loss equaling $22.5 million times the subsidiaries' total pooling percentages. In 1998, retention was $1.8 million and the maximum amount covered was $16.2 million per quarter. Effective January 1, 1999, the retention became the subsidiaries' pooling percentage times $5 million and the maximum net loss equals $20 million times the subsidiaries' pooling percentage. The premium paid by the subsidiaries of Harleysville Group to Harleysville Mutual is 3.7% of property premium.

                        SECTION 16 REPORTING COMPLIANCE

      Harleysville Group believes that for 1998 its officers, directors and 10% shareholders complied with the requirements of Section 16 of the Securities Exchange Act of 1934 based on a review of forms filed, or written notice that no annual forms were required.

      XPU-056 (ED: 3-99)

                               [HARLEYSVILLE LOGO]




                                      PROXY
                             HARLEYSVILLE GROUP INC.

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 28, 1999 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby constitutes and appoints Roger A. Brown, Bruce
J. Magee, and Dennis M. Hyland, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Harleysville Group Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at 355 Maple Avenue, Harleysville, Pennsylvania, on April 28, 1999, at 10:00 A.M., local time, and at any adjournment thereof, as follows:


                (Continued, and to be marked, dated and signed on reverse side)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                              FOLD AND DETACH HERE.








                                    MAP HERE

1.       ELECTION OF CLASS C DIRECTORS

           FOR      WITHHOLD        (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE
         all the   AUTHORITY        FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE
         nominees to vote for       THROUGH THE NOMINEE'S NAME BELOW.)
          listed. the nominees
                     listed.        Walter R. Bateman     William E. Strasburg

         [   ]        [   ]

         A VOTE FOR IS RECOMMENDED BY THE BOARD OF DIRECTORS.

2.       APPROVAL OF THE YEAR 2000 DIRECTORS' STOCK OPTION PROGRAM

           FOR             AGAINST           ABSTAIN
         [     ]           [     ]           [     ]

         A VOTE FOR IS RECOMMENDED BY THE BOARD OF DIRECTORS.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.



         THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED AS SPECIFIED. IF A CHOICE
    IS NOT SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS
    STATED ABOVE.

         [     [Name & Address]    ]



         [                         ]


Signature                       Signature                        Date
         -----------------------          -----------------------      ---------
This proxy should be dated, signed by the stockholder exactly as his or her name appears herein and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                              FOLD AND DETACH HERE


                               [HARLEYSVILLE LOGO]


                                 ANNUAL MEETING
                                       OF
                      HARLEYSVILLE GROUP INC. STOCKHOLDERS
                            Wednesday, April 28, 1999
                                   10:00 A.M.
                                 355 Maple Ave.
                             Harleysville, PA 19438




                             YOUR VOTE IS IMPORTANT!

Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                   PLEASE VOTE